Independent Auditors' Consent





The Board of Directors
MedPlus, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of MedPlus, Inc. of our report dated April 9, 1998, relating to the consolidated balance sheets of MedPlus, Inc. and subsidiaries as of January 31, 1998, and 1997 and December 31, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended January 31, 1998, the one month period ended January 31, 1997 and the years ended December 31, 1996 and 1995, which report appears in the January 31, 1998, annual report on Form 10-KSB of MedPlus, Inc. and subsidiaries.



/s/ KPMG Peat Marwick LLP


Cincinnati, Ohio
December 23, 1998